Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to (a) the incorporation by reference in the Registration Statement on Form S-3 of Nine Energy Service, Inc. of (i) our report dated August 30, 2018, except as to note 1, which is as of December 26, 2018, relating to the audited combined financial statements of Magnum Oil Tools as of and for the years ended December 31, 2017 and 2016, which appears in the Current Report on Form 8-K/A of Nine Energy Service, Inc. filed on January 10, 2019 and (ii) our report dated December 26, 2018 relating to the audited combined financial statements of Magnum Oil Tools as of and for the year ended December 31, 2015, which appears in the Current Report on Form 8-K/A of Nine Energy Service, Inc. filed on January 10, 2019, and (b) the reference to our firm under the heading “Experts” in the Registration Statement on Form S-3 of Nine Energy Service, Inc.

/s/ Fisher, Herbst & Kemble, P.C.

San Antonio, Texas

November 8, 2019